Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-172256) pertaining to the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings and its Subsidiaries and Nielsen Holdings 2010 Stock Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-176940) pertaining to the The Nielsen Company 401(k) Savings Plan and The Nielsen Company Savings Plan, and

(3)	Registration Statement (Form S-3 No. 333-180192) of Nielsen Holdings N.V.

of our report dated February 22, 2013 except for Note 19, as to which the date is May 13, 2013, with respect to the consolidated financial statements and schedules of Nielsen Holdings N.V. as of December 31, 2012 and 2011 and for the three years then ended included in this Current Report (Form 8-K) of Nielsen Holdings N.V.

/s/ Ernst & Young LLP

New York, New York

May 13, 2013